SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.         )*

Compugen Ltd.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

M25722105

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) U.S. Venture Partners V, L.P. (“USVP V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,028,275 shares, except that Presidio Management Group V, L.L.C. (“PMG V”), the general partner of USVP V, may be deemed to have sole voting power with respect to such shares, and Irwin Federman (“Federman”), Jason E. Green (“Green”), Steven M. Krausz (“Krausz”), Stuart G. Phillips (“Phillips”), Jonathan D. Root (“Root ”) and Philip M. Young (“Young”), the managing members of PMG V, may be deemed to have a shared voting power with respect to such shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,028,275 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have a shared dispositive power with respect to such shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,028,275

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) USVP V International, L.P. (“V Int’l”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
57,112 shares, except that PMG V, the general partner of V Int’l, may be deemed to have sole voting power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
57,112 shares, except that PMG V, the general partner of V Int’l, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,112

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) USVP V Entrepreneur Partners, L.P. (“EP V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
25,150 shares, except that PMG V, the general partner of EP V, may be deemed to have sole voting power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
25,150 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,150

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) 2180 Associates Fund V, L.P. (“2180 V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
31,963 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole voting power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
31,963 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,963

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Presidio Management Group V, L.L.C. (“PMG V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  PMG V is the general partner of USVP V, V Int’l, EP V and 2180 V and may be deemed to have sole voting power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  PMG V is the general partner of USVP V, V Int’l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) 00

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Irwin Federman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Federman is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Federman is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jason E. Green

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V. Green is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V. Green is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Krausz

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Krausz is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Krausz is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stuart G. Phillips

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Phillips is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Phillips is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan D. Root

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Root is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Root is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M25722105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Philip M. Young

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Young is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,142,500 shares, of which 1,028,275 are directly owned by USVP V, 57,112 are directly owned by V Int’l, 25,150 are directly owned by EP V and 31,963 are directly owned by 2180 V.  Young is a managing member of PMG V, the general partner of USVP V, V Int’l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,142,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.4%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13(G) filed by U.S. Venture Partners V, L.P., USVP V International, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund V, L.P., Presidio Management Group V, L.L.C., Irwin Federman, Jason E. Green, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 1.
	(a)	Name of Issuer
	(b)	Address of Issuer's Principal Executive Offices

Item 2.
	(a)	Name of Person Filing
(b)

Address of Principal Business Office or, if none, Residence

The address of teh principal business office for each of the Reporting Persons is:

U.S. Venture Partners
2735 Sand Hill Road
Menlo Park, CA  94025

	(c)	Citizenship
	(d)	Title of Class of Securities
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Item 4.	Ownership.
The following information with repect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:       ☒  Yes

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

U.S. Venture Partners V, L.P.	/s/ Michael Maher
By Presidio Management Group V, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

USVP V International, L.P.	/s/ Michael Maher
By Presidio Management Group V, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.	/s/ Michael Maher
By Presidio Management Group V, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund V, L.P.	/s/ Michael Maher
By Presidio Management Group V, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group V, L.L.C.	/s/ Michael Maher
A Delaware Limited Liability Company	Signature

Michael Maher
Chief Financial Officer/Attorney-In-Fact

Irwin Federman	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Jason E. Green	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Steven M. Krausz	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Stuart G. Phillips	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Jonathan D. Root	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Philip M. Young	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Pages
Exhibit A: Agreement of Joint Filing	18
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact	19

EXHIBIT A

Agreement of Joint Filing

                                The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Compugen Ltd. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

                                                                                                          Michael P. Maher has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.